EXHIBIT 10.26
IMPAX Laboratories (Taiwan), Inc.
IMPAX Jhunan Plant Project
MEP Construction Package
Construction Work Agreement
Owner:
IMPAX Laboratories (Taiwan), Inc
No. 11, Ke June Rd., Jhunan, Miao-Li, Taiwan, ROC
Contractor:
E&C Engineering Corporation
19 F, No. 77, Tun Hwa S. Rd., Sec. 2, Taipei, Taiwan, ROC
March 27, 2008

IMPAX Laboratories (Taiwan), Inc.
MEP Construction Package for IMPAX Jhunan Plant Project
Construction Work Agreement
CONTENT

1. DEFINITIONS AND INTERPRETATION	1
2. SCOPE OF WORK	1
3. AGREEMENT SUM AND PAYMENT	2
4. TAX AND DUTIES	2
5. WORK SCHEDULE	2
6. CHANGES AND ADDITIONAL WORK	3
7. ADDITIONAL PAYMENT	3
8. DELAY AND EXTENSION OF TIME	3
9. TERMINATION AND LIMITATION OF LIABILITY	4
10. FORCE MAJEURE – DELAY BEYOND CONTROL	5
11. INDEMNITY	5
12. PROPERTY AND RISK	6
13. INSURANCE	6
14. INDEPENDENT CONTRACTOR	6
15. ASSIGNMENT AND SUBCONTRACTING	6
16 PERFORMANCE BOND	7
17. ACCEPTANCE OF THE WORK	7
18. WARRANTY	7
19. DISPUTE RESOLUTION	8
20. NOTICES	8
21. GOVERNING LAW	9
22. AMENDMENT	9
23. ENTIRE AGREEMENT	9
Attachment A SCOPE OF WORK
Attachment B PRICE BREAKDOWN

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IMPAX Laboratories (Taiwan), Inc.
MEP Construction Package for IMPAX Jhunan Plant Project
Construction Work Agreement
This Construction Work Agreement (hereinafter, together with the attachment annexed hereto and forming an integral part hereof, called “the Areement”), is entered into on February 18, 2008, by and between:
IMPAX Laboratories (Taiwan), Inc., a corporation organised and existing under the laws of Republic of China with its its principal place of business at No. 11, Ke June Rd., Jhunan, Miao-Li, Taiwan, ROC (hereinafter referred to as “IMPAX”), and
E&C Engineering Corporation, a corporation organised and existing under the laws of Republic of China with its its principal place of business at 19 F, No. 77, Tun Hwa S. Rd., Sec. 2, Taipei, Taiwan, ROC (hereinafter referred to as “the Contractor”);
WHEREAS, IMPAX engages the Contractor for the “MEP Construction Package” (hereinafter referred to as “the Work” for its “IMPAX Jhunan Plant Project” (hereinafter referred to as “the Project”), to be carried out at IMPAX’s Jhunan Plant site, and in consideration of these premises and of the mutual undertakings hereunder, the parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In the Agreement the following words and expressions shall have the meanings hereby assigned to them except when the context otherwise requires:
a.	“Agreement” means this Agreement and its attachments hereto.

b.	“Agreement Sum” means the total agreed price for the services rendered by the Contractor for Work under this Agreement.

c.	“Work” means the works described in the documents identified in the Attachment A hereto with reference to the works.

d.	“Work Product” means anything created or developed by Contractor in performing Work, including all data, documents, reports, drawings, designs, models, ideas and improvements, electronic data (in usable form), and other intellectual property including copyrights, patents, trademarks, and trade secrets. Excluded from Work Product are questionnaire formats, methods for collecting data, patents, tradenames, and databases owned or licensed by Contractor.

e.	“Site” means where the Project is located; address: Land Lot No. 39-1 in the Jhunan Science Park, Jhunan, Miao-Li, Taiwan, ROC.
1.2	Unless otherwise expressly provided, all payments shall be made hereunder in New Taiwan Dollar.

2.	SCOPE OF WORK

Contractor shall, except to the extent otherwise expressly stated herein, furnish all labor, supervision, materials, tools, equipment, facilities, permits, and activities to properly and efficiently do all things necessary to perform the Work, as further defined in Attachment A, Scope of Work which is attached hereto and included herein. This Scope of Work may be modified from time to time by mutual written agreement.

3.	AGREEMENT SUM AND PAYMENT

3.1	The Agreement Sum for the execution of the Work is New Taiwan Dollar One Hundred Seventy Eight Million and Eight Hundred Thousand (NTD178,800,000), excluding ROC Value Added Tax. ROC Value Added Tax shall be for the account of IMPAX. The detailed price breakdown is annexed herein as Attachment B.

3.2	Terms of payment are as below:
a.	90% of the Agreement Sum payable by monthly progress;

b.	10% of the Agreement Sum payable upon final Acceptance by IMPAX, or within six (6) months after IMPAX obtains Building Occupancy Permit from local authority, whichever occurs first.
3.3	Contractor shall invoice IMPAX before the 10th day of every month for its Work properly provided under the Agreement during the preceding month. IMPAX shall review and approve the invoice within ten (10) days after its receipt. The invoice shall be deemed as approved by IMPAX if it does not approve nor stating its objection to the invoice within such period of time. Payment is due within 30 days after invoice approved.

4.	TAX AND DUTIES

4.1	All rates and prices set forth in the Agreement shall be inclusive of all Taxes, Duties, Charges and the like, except for the ROC Value Added Tax.

4.2	The Contractor shall obtain immunity or exemption from taxes or duties from which the Contractor or its subcontractors are exempt under applicable law or shall obtain a refund or credit including interest applicable for any such taxes or duties paid. If the Contractor negligently fails to obtain said immunities, exemptions refunds, or credits such taxes and duties shall be to the Contractor’s account.

4.3	The Contractor shall however be deemed to have included in the Contract Sum for all costs and expenses arising out of or in relation to the administration of all Taxes, Duties and Charges payable by him on the services purchased for the carrying out and bringing to completion of the Work. Such cost and expense shall include but not limited to all administrative costs, financial charges, etc.

5.	WORK SCHEDULE

The Contractor agrees to commence Work under this Agreement from the commencement date stated in the IMPAX Letter of Intent, dated 11 December 2007, and shall complete Phase 1-A of this Work by May 31, 2008 and complete Phase 1-B of this Work by September 30, 2008 (refer to Attachement A for the scopes of Phase 1-A and Phase 1-B), unless the deadlines have been extended in accordance with Article 8 of this Agreement.

In no event shall the Work to be performed under this Agreement be considered to be complete until all construction items called for on the drawings, and specifications have been completed.

6.	CHANGES AND ADDITIONAL WORK

6.1	With prior written direction, IMPAX may make changes in the Work or authorize additional works which shall be performed under and be subject to the applicable conditions of this Agreement. In all cases where the amount or character of the Work is affected, an adjustment to Contractor’s compensation and/or schedule should be agreed upon by both parties.

6.2	All changes or additional works must be authorized in writing by IMPAX before said work is begun.

6.3	Notwithstanding anything to the contrary herein contained, Contractor shall not however be entitled to any additional compensation or an extension of time under Contractor’s schedule if any change or additional work required by IMPAX as aforesaid is necessitated by any event caused by the negligence omission or default of the Contractor.

6.5	IMPAX may at its sole direction also issue instruction in regard to the stoppage or postponement of any part of the Work to be performed under the provisions of the Agreement. If the schedule for the performance of the work is affected by such stoppage and postponement and unless such stoppage and postponement is necessitated by any event caused by the negligence omission or default of Contractor, IMPAX shall allow Contractor such extension of time as is reasonable and, provided that the stoppage or postponement has been longer than 180 days, the Contractor shall be entitled to additional costs and/or expenses directly incurred therefrom, during the period of stoppage or postponement. If Contractor proceed with the Work after being issued with instructions to stop or postpone, then Contractor shall be responsible for the removal or correction of such work and for any other damages or losses suffered or incurred by IMPAX.

7.	ADDITIONAL PAYMENT

The Contractor shall not be entitled to claim additional costs that incur during the performance of the Work as in example for a prolonged period of time (exceeding Agreement Completion Schedule) or extra works (exceeding Agreement Work) unless such extra costs have been approved by IMPAX in regard to the Agreement.

8.	DELAY AND EXTENSION OF TIME

8.1	In the event Work performed by Contractor fails to conform with the generally accepted engineering standards, or Contractor personnel is incompetent for the assigned works, IMPAX or the supervisors assigned by IMAX may notify Contractor at any time and Contractor shall make corrections as instructed by IMPAX or the supervisors without requesting additional payment, and shall maintain the original schedule.

8.2	In the event of delays or inability to fulfill contractual obligations due to Force Majeure, the affected party shall not be deemed in breach of the Agreement.

8.3	If the Contractor fails to meet any of the deadlines provided in Article 5 of this Agreement or in delay with his other contractual duties of which the performance shall be due the latest at the written demand from IMPAX, he shall pay a liquidated damage and not as a penalty for each day of delay. The daily liquidated damages for not meeting such contractual duty shall be 0.1% of the Agreement Sum up to the limit of 20% hereof.

8.4	If any of the deadlines must be extended as a result of one of the following circumstances, the Contractor shall notify IMPAX of his request by a written notice together with supporting documents. IMPAX may at his option extend the deadline after evaluating Contractor justifications for the delay and therefore waive the liquidated damage:
a.	As a consequence of Force Majeure;

b.	Any Agreement amendment for which Contractor is not responsible or Contractor suspension of the project execution as notified by IMPAX;

c.	IMPAX has not provided the required information, equipment or sites to Contractor or taken the required matching measures such as evaluation or approval in accordance with the Agreement requirements;

d.	Any delay for which another supplier establishing a contractual relationship with IMPAX is responsible;

e.	Any other causes for which IMPAX is liable or Contractor is not responsible.
9.	TERMINATION AND LIMITATION OF LIABILITY

9.1	In the event that the Contractor has been behind any of the deadlines provided in Article 5 of this Agreement for thirty (30) days, or in the event that the Contractors reveals inability to complete this Project on schedule, IMPAX is entitled to, with written notice, terminate this Agreement.

9.2	In the event IMPAX or Contractor is in breach or default of this Agreement, or any material provisions thereof, and does not act to remedy such breach or default within thirty (30) calendar days after written Notice is given, this Agreement may at any time thereafter be suspended or terminated, in whole or in part, by the other Party. In the case of termination, the Notice shall specify an effective date that provides for an orderly shutdown of the Work.

9.3	Upon termination, Contractor shall take appropriate steps promptly to terminate the affected Work in an orderly manner, and to terminate pertinent outstanding obligations and commitments with a reasonable cost to IMPAX. Contractor shall conduct these termination steps in a proper manner or take necessary steps in order not to cause IMPAX damages.

9.4	Termination of this Agreement, for whatever reason, shall not prejudice or affect the accrued rights or claims and liabilities of either party to this Agreement.

9.5	The Contractor’s maximum aggregate liability in connection with all claims under this Agreement, including liquidated damage for delay as stated above, shall not exceed twenty percent (20%) of the Agreement Sum. However, the indemnification or compensations for the IMPAX’s damage or loss resulting from defective Work Products delivered by the Contractor or from Contractor’s intentional acts or gross negligence are not subject to the maximum aggregate liability.

9.6	Neither party shall be liable to the other for any loss of profit, loss of use, loss of production, loss of contracts or for any other indirect or consequential damage that may be suffered by the other.

9.7	In the event of termination of this Agreement, even if the parties has disagreement about the termination, Contractor will cooperate with IMPAX to furnish all the requsite documents (e.g. application of Construction Permit change) to allow IMPAX to continue this Project by itself or by other contractor.

9.8	In the cases where the period of stopage or suspension of the work successively accumulates up to six (6) months, either parties may terminate this Agreement by 10 days prior written notice. IMPAX shall compensate any additional costs, expenses or the like, whether directly incurred by Contractor if the cause to such stopage or suspension is attribute to IMPAX; and Contractor shall compensate the same to IMPAX if the situation is vise versa.

10.	FORCE MAJEURE – DELAY BEYOND CONTROL

10.1	The duties and obligations of each of the Parties hereunder shall be suspended during such time as performance by either Party is prevented or impeded by strikes, labor disturbances, riots, fire, Governmental action, war, acts of God, or any other cause beyond the reasonable control of either Party hereto. No such suspension, however, shall affect Contractor’s right to receive payments of compensation which shall have been already entitled.

10.2	No liability hereunder shall result to either Party from delay in performance or nonperformance when caused by circumstances beyond the control of the Parties affected. The Party suffering the Force Majeure shall diligently attempt to remove such cause or causes and shall promptly notify the other Party of its extent and probable duration.

10.3	If a Party who has delayed performance or not performed on account of these circumstances beyond its control is unable to remove the causes and recommence performance within seven (7) days, then the other Party shall have the right to terminate the Agreement, in whole or in part, without damages imposed.

11.	INDEMNITY

11.1	Each Party, to the extent permitted by law, shall indemnify, defend and hold harmless the other Party, its affiliated companies, and all of their directors, officers, employees, agents and representatives from and against all claims, liabilities, damages, losses or expenses to the extent arising out of any negligence, willful misconduct, breach of contract or violation of law for which the indemnifying Party, its employees, agents, subcontractors, or assigns in the performance of Work or Work under the Agreement is at fault or when entering, while on, or upon leaving the Site. In the event the Parties are jointly at fault, each Party shall indemnify the other in proportion to its relative fault.

11.2	The claims, liabilities, damages, losses or expenses covered hereunder include, but are not limited to, settlements, judgments, court costs, attorneys’ fees and other litigation expenses, fines, and penalties arising out of actual or alleged (a) injury to or death of any person, including employees of Contractor or IMPAX, or (b) loss of or damage to property, including property of Contractor or IMPAX, or (c) breach of contract or (d) damage to the environment.

11.3	If the Contractor is in default in any of its responsibility under this Agreement, IMPAX is entitled to fulfil the defaulted responsibility on the Contractor’s behalf and claim the cost or deduct the cost from Performance Bond or Warranty Bond or any payment to the Contractor.

12.	PROPERTY AND RISK

12.1	All Work Product is owned by IMPAX upon creation.

12.2	Contractor irrevocably assigns, transfers and conveys, and shall cause any subcontractors and other agents of Contractor (and the employees of Contractor and such subcontractors and agents) to assign, transfer and convey, to IMPAX all of its and their right, title and interest (including ownership of copyright) in and to all Work Product.

12.3	Contractor warrants: (i) that it has sufficient right, title and interest to assign, transfer and convey the ownership rights set forth in this Section; and, (ii) that the Work and Work Product (and use thereof) do not infringe, and shall not infringe or cause the infringement of, the proprietary rights of any third party.

12.4	Contractor agrees to execute, and shall cause any subcontractors and other agents of Contractor (and the employees of Contractor and such subcontractors and agents) to execute, any documents or take any other actions as may reasonably be necessary (or as IMPAX may reasonably request) to perfect the ownership of IMPAX in the Work Product.

13.	INSURANCE

Contractor shall maintain at least the below policies of insurance as necessary for the Project and such policies shall include IMPAX and sub-subcontractors as co-insured with same coverage as Contractor. The insurance shall be in force until acceptance of completion of this Project, and shall be extended if the work schedule is extended.

1. Erection All Risk Insurance with a total limit at the Agreement Sum;

2. Employee Liability Insurance with a total limit at 60 million NT dollars;

3. Third Party Liability Insurance with a total limit at 60 million NT dollars.
The cost for the insurance mentioned above is included in the Agreement Sum and therefor the Contractor shall not ask for reimburecement for the insurance cost. Within 14 business days after the execution of this Agreement, the Contractor shall provide the insurance documents to IMPAX.

14.	INDEPENDENT CONTRACTOR

The employees, subcontractors, methods, facilities and equipment used by Contractor shall be at all times under its exclusive direction and control. Contractor’s relationship to IMPAX under the Agreement shall be that of an independent contractor, and nothing in the Agreement shall be construed to constitute Contractor, its subcontractors or any of their employees as an employee, agent, associate, joint venturer, or partner of IMPAX. It is agreed that Contractor’s employees, who are assigned to IMPAX work under the Agreement, shall at all times be and remain employees of Contractor.

15.	ASSIGNMENT AND SUBCONTRACTING

Neither party shall assign its rights nor delegate performance of its obligations under this Agreement to any third person, without the prior written consent of the other party, and any attempted assignment without this consent shall be void.

Contractor shall be responsible for any and all acts of its subcontractors, agents, or assigns in performing Work or works.

16	PERFORMANCE BOND

16.1	Upon the signing of this Agreement, Contractor shall provide with fourteen (14) business days, a Performance Bond by way of a bank guarantee from a bank approved by IMPAX at an amount equal to ten percent (10%) of the Agreement Sum, with the validity throughout Work period.

16.2	The cost of obtaining such an all-respect bond shall be born by the Contractor.

16.3	The Contractor shall be responsible for the cost in connection with extending the validity period inclusive of the maintenance period of the bond in the event the Contractor fails to complete the Work by the completion date/ extended completion date fixed in the accordance with the Agreement.

17.	ACCEPTANCE OF THE WORK

17.1	Upon completion of the Work, Contractor shall inform IMPAX in writing for IMPAX’s inspection and final Acceptance of Contractor’s Work. Within ten (10) business days after receipt of Contractor’s written notice and depending on the result of IMPAX’s inspection, IMPAX shall inform Contractor in writing either all the Work have been accepted, or portion of the Work has been considered not meeting Agreement requirements. IMPAX may chose to accept the dissatisfactory work, in whole or in part, but decrease the price amount payable for the work accordingly or negotiate with the Contractor and agree to a schedule for Contractor to make necessary corrections. However, IMPAX may not grant work schedule extension for the corrections and Contractor is not free from delay liability hereto. Upon completion of such corrections, Contractor shall inform IMPAX in writing for inspection. IMPAX shall proceed with the inspection within ten (10) business days after receipt of such written notice. When all of the Work is found to be acceptable, final Acceptance procedure/documents have been made, and the Warranty Bond has been provided by the Contractor, IMPAX shall pay Contractor the retention payment and return the Performance Bond.

17.2	Unless otherwise specified, if IMPAX fails to provide notice of acceptance or rejection within the time period mentioned above, the Work shall be deemed to have accepted by IMPAX for all purpose of this Agreement.

18.	WARRANTY

18.1	Contractor warrants that the Work provided and Work Product delivered shall (i) be free of defects in material and workmanship; (ii) meet the Scope of Work and all applicable statutory standards; and (iii) be performed in a safe and workmanlike manner by trained, qualified, and efficient workers, in strict conformity with best practices.

18.2	The Warranty Period shall be two (2) years, commencing from the day after final Acceptance of the Work by IMPAX. Contractor shall at its cost, furnish to IMPAX a Warranty Bond, by way of a bank guarantee from a bank approved by IMPAX at an amount equal to one percent (1%) of the Agreement Sum, with the validity throughout the Warranty Period.

18.3	In the event a portion of the Work under the Warranty fails to perform its intended functions, Contractor shall within three (3) days (or, within such reasonable time as agreed by IMPAX) make good and correct such deficiency at the cost to Contractor. Contractor failure to take such remedy action constitutes the breach of Warranty and entitled IMPAX to cash the Warranty Bond.

18.4	The Warranty period for the defect portion shall be extended for a period equals to the portion that is out of service. In no case however, shall the Warranty be extended beyond three (3) years after the final Acceptance.

18.5	The Warranty Bond shall return to the Contractor upon the conclusion of Warranty.

19.	DISPUTE RESOLUTION

19.1	Any claims, differences or disputes arising out of or in connection with the present Agreement including any question regarding its existence, validity termination or its performance or in connection with arrangements regarding the performance of this Agreement (hereinafter referred to as “Dispute”) shall be settled by and amicable effort on the part of the parties by negotiation in the first instance.

19.2	If the parties hereto fail to come to an amicable settlement, the parties agree to be finally settled by arbitration. The Arbitration shall take place in Taipei according to the Arbitration Law of the Republic of China.

19.3	The language to be used in the arbitration proceedings shall be Chinese.

19.4	The decision of the arbitrators shall be final and the Parties hereby agree to abide by it. During the period of arbitration, the performance by both Parties under the Agreement shall be carried on without interruption and in accordance with the terms hereof, except as to Work for which IMPAX may specifically authorize delay due to pending arbitration.

20.	NOTICES

Any NOTICE required or permitted hereunder shall be deemed to have been sufficiently given to either Party for all purposes hereof only if given in writing (a) by hand delivery; or (b) by registered mail or by special delivery; postage prepaid, return receipt requested, addressed as set forth below, or to such other address as either Party may designate by Notice as herein requested. All Notices shall be effective upon first receipt. Ordinary project correspondence between the Parties shall be sent to the same R.O.C. address indicated herein.

TO IMPAX	IMPAX Laboratories (Taiwan), Inc.
No. 11, Ke June Rd.
Jhunan 350, Miao-Li, Taiwan
Republic of China
ATTENTION of Project Manager
Fax Number: (037) 586 558
Telephone Number: (037) 586 268

E&C	E&C Engineering Corporation
5F, 16, Lane 270, Pei Shen Rd., Sec. 3,
Shenkeng 222, Taipei, Taiwan
Republic of China

ATTENTION of Project Manager
Fax Number: (02) 2662-2814, 2664-6102
Telephone Number: (02) 2662-5858
21.	GOVERNING LAW

The Agreement including its schedules and any arrangements regarding its performance shall be governed and construed in accordance with the laws in force in the Republic of China.

22.	AMENDMENT

No modification to this Agreement will be binding, unless in writing and signed by a duly authorised representative of the party to be bound thereby. This applies to the amendment clause as well.

23.	ENTIRE AGREEMENT

23.1	The Agreement, together with all the attachments specifically referenced, embodies the entire understanding between IMPAX and Contractor and, except as otherwise specifically stated herein, there are no contracts, agreements or understandings, oral or written, with reference to the subject matter hereof which are not merged herein.

Attachment A SCOPE OF WORK

Attachment B PRICE BREAKDOWN

23.2	If a conflict is determined to exist between the Agreement and its attachments, the following order of precedence shall be used: (i) the Agreement (exclusive of any attachments thereto); and (ii) other attachments as listed above.

23.3	The Agreement shall come into effect from the date first shown in this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers.

IMPAX Laboratories (Taiwan), Inc.	E&C Engineering Corporation

/s/ Larry Hsu Mr. Larry Hsu	/s/ Andrew Tsai Mr. Andrew Tsai
Chairman	President